Exhibit 99.1

SKYX Reports Record Second Quarter Sales of $21.4 Million Compared to $15.0 Million for Second Quarter 2023 as it Continues to Grow its Market Penetration in the U.S and Canada of its Advanced and Smart Platform Products

MIAMI, FL – August 12, 2024 – SKYX Platforms Corp. (NASDAQ: SKYX) (d/b/a SKYX Technologies) (the “Company” or “SKYX”), a highly disruptive platform technology company with over 97 pending and issued patents globally and over 60 lighting and home décor websites, with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the second quarter ended June 30, 2024.

Second Quarter 2024 and Recent Achievements

●	Generated record second quarter revenues of $21.4 million compared to $15.0 million for the second quarter of 2023, including sales of its advanced and smart platform plug and play products.
●	Reported $15.6 million in cash, cash equivalents, and restricted cash, as of June 30, 2024, as compared to $19.8 million as of March 31, 2024. As common with companies such as ours when sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, the Company leverages its trades payable to finance its operations, to enhance its cash position and to lower its cost of capital.
●	SKYX’s collaboration with Home Depot, a world leading home improvement retailer, was announced for its advanced and smart plug & play products. SKYX will offer a variety of its Advanced and Smart Plug & Play Products including Retrofit Kits, Smart Light Fixtures, Smart Ceiling Fans, Ceiling Outlet Receptacles, and Recessed Lights among others. A large assortment of these advanced and smart products is expected to be offered on Home Depot’s website in the next coming months, while some advanced and smart plug & play retrofit products are expected to arrive in a variety of stores and online to be offered as a fixture upgrade. Management believes that the collaboration with Home Depot can be significant for SKYX’s growth to both retail and professional markets.
●	SKYX and General Electric / GE Licensing are making progress with initiatives related to the recently signed 5-year licensing partnership agreement for the U.S. and global markets. SKYX and GE’s goal is to make SKYX’s game-changing ceiling outlet/receptacle the standard for homes and buildings by licensing it and its related products including SKYX’s advanced and smart home platform technologies to various industries including tech, smart home, AI, lighting, ceiling fans and electrical.
●	The Company continues to grow its market penetration of its advanced and smart plug & play products as its products are in nearly 10,000 U.S. and Canadian homes and are expected to be in tens of thousands of homes in 2025.
●	SKYX continues to utilize its e-commerce platform of over 60 websites for lighting and home décor to educate and enhance its market penetration to both retail and professional segments.
●	Company started production of its new global patented advanced, smart, plug & play recessed light. The global recessed light market is a multi-billion-unit market. SKYX’s new Plug & Play recessed light global patents include the U.S., China, Canada, Hong-Kong and Mexico. As billions of recessed lights are installed globally with hazardous electrical wires, SKYX’s recessed light solution enables an advanced, simple Plug & Play installation that saves time, cost and lives. SKYX’s Plug & Play recessed lights can be controlled through SKYX’s App, Voice Control and Phone and works with Apple’s Siri, Amazon Alexa, Google Home and Samsung.
●	Collaboration with a world-leading Chinese Lighting supplier and manufacturer Ruee Appliances. The collaboration with Ruee includes SKYX’s advanced and smart products to both professional and retail markets and provides SKYX substantial backing in several areas including financial, mass production manufacturing capabilities, and distribution to global markets, including China and Europe. The collaboration is expected to substantially enhance gross margins on SKYX’s product sales and favorably impact its cash conversion cycle.
●	New Global Smart Home and AI Related Patents. SKYX’s new and existing patents, including the new global patented advanced, smart, plug & play recessed light, enable and enhance performance of smart home and AI sensors in addition to home safety sensors bringing the Company’s intellectual property portfolio to a total of over 97 issued and pending patents, 36 of which are issued patents covering SKYX’s advanced plug and play and smart home platform technologies for the smart home, AI, electrical, and lighting industries in the U.S. and internationally including China, Europe, Mexico and 2 patents in India. This also includes the recent issuance of 6 additional patents in the U.S. and internationally, in China, India, Europe, Canada, and Mexico for its advanced smart Plug & Play Ceiling Fan & Heater. The 6 additional patent issuances cover SKYX’s advanced plug-and-play smart ceiling fan and heater, enabling an all-in-one all-season product providing cool air for summertime and hot air for wintertime.

●	Announced a collaboration with world-leading lighting company Kichler, to include SKYX’s advanced smart and standard products online, for retail, and professional channels.
●	Announced a collaboration with Quoizel, a premier U.S. lighting manufacturer for nearly 100 years, to integrate SKYX’s advanced smart and standard products for online, retail, and professional channels.
●	The Company entered into an agreement to supply approximately 1,000 homes with its advanced smart home platform technologies and is expected to deliver approximately 30,000 units representing a variety of its advanced and smart platform technology products to the developer’s upcoming projects.
●	SKYX won 7 CES (Consumer Electronics Show) Awards including most recently two awards for its All-In-One Smart Home Platform.
●	Announced a collaboration with Golden Lighting, a leading provider of elegant lighting solutions in the U.S., which will feature SKYX advanced smart and standard products for online, retail, and professional channels.

Safety Standardization Highlights

The Company filed for a mandatory safety standardization with the National Electrical Code (NEC) for its ceiling outlet receptacle for ceilings in homes and buildings in 2023.

Management believes that after over 12 years of its standardization process, including its product specification approval voting for by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturing Association), it has met the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings. In the past 12 years, the Company’s product was voted into 10 segments in the NEC Code Book. Voting decisions are at the discretion of the NEC voting members.

The Company’s code team is led by Mark Earley – former head of the National Electrical Code (NEC) and former Chief Electrical Engineer of the National Fire Protection Association (NFPA) – as well as Eric Jacobson, former President and CEO of The American Lighting Association (ALA). Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries.

Second Quarter 2024 Financial Results

Revenue in the second quarter of 2024 increased to a record $21.4 million, including E-commerce sales as well as smart and standard plug and play products, as compared to $15.0 million in the second quarter of 2023.

Reported $15.6 million in cash, cash equivalents, and restricted cash, as of June 30, 2024, as compared to $19.8 million as of March 31, 2024. As common with companies such as ours when their sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, we leverage our trades payable to finance our operations to enhance our cash position and lower our cost of capital.

We had a $2.5 million reduction in net cash loss before interest, taxes, depreciation, and amortization, as adjusted for share-based payments (“adjusted EBITDA”), a non-GAAP measure, to $2.1 million, in the second quarter of 2024, as compared to $4.6 million, in the first quarter of 2024.

Adjusted EBITDA loss, a non-GAAP measure, amounted to $2.1 million, in addition to a non-cash basis loss of $5.4 million, amounted to a net loss of $7.5 million, or $(0.08) per share, in the second quarter of 2024, as compared to a net cash loss of $2.7 million, in addition to a non-cash basis loss of $9.6 million, amounted to a net loss of $12.3 million, or $(0.14) per share, in the second quarter of 2023.

The Company’s financial statements for the quarter ended June 30, 2024, will be filed with the SEC and are available on the Company’s investor relations website. https://ir.skyplug.com/sec-filings/

Management Commentary

The second quarter of 2024 was highlighted by our continued market penetration and positioning that includes our announced collaboration with Home Depot which we believe can be significant for our growth to both retail and professional markets. Additionally, the Ruee Appliances collaboration will assist us with product variety, gross margins, future distribution channels, and sales and marketing programs with key stakeholders in such channels. We believe we have accelerated our cadence of sales, notably managing our cash burn, while our e-commerce platform with over 60 websites is providing additional cash flow to the Company, which, when combined with our existing cash, enhances our cash position to continue executing our business plan. We believe we will be cash flow positive during 2025.

We are encouraged by our path to the builder/commercial segments, large online and brick-and-mortar retail partners as well as our future potential to realize incremental licensing, subscription, and AI/data aggregation revenues.

Furthermore, our e-commerce website platform with 60 websites enhances the acceleration of marketing, distribution channels, collaborations, and sales to both professional and retail segments. Our websites include banners, videos, and educational materials regarding the simplicity, cost savings, timesaving, and lifesaving aspects of the Company’s patented technologies.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard. SKYX has a series of highly disruptive advanced-safe-smart platform technologies, with over 97 U.S. and global patents and patent pending applications. Additionally, the Company owns over 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com/ or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with third-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating the Company’s business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of the Company’s core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure. Investors should not rely on any single financial measure to evaluate the Company’s business.

Investor Relations Contact:

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com

SKYX PLATFORMS CORP.

Consolidated Balance Sheets

	(Unaudited) June 30, 2024	(Audited) December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$10,684,989	$16,810,983
Restricted cash	2,000,000	2,750,000
Accounts receivable	3,020,314	3,384,976
Inventory	4,220,575	3,425,734
Deferred cost of revenues	310,679	224,445
Prepaid expenses and other assets	1,314,637	721,717
Total current assets	21,551,194	27,317,855

Other assets:
Furniture and equipment, net	347,644	436,587
Restricted cash	2,916,678	2,869,270
Right of use assets	20,835,756	21,214,652
Intangibles, definite life	7,151,496	8,141,032
Goodwill	16,157,000	16,157,000
Other assets	204,807	204,807
Total other assets	47,613,381	49,023,348

Total Assets	$69,164,575	$76,341,203

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$13,223,089	$12,388,475
Notes payable, current	5,495,192	5,724,129
Operating lease liabilities, current	2,256,501	1,898,428
Royalty obligation	800,000	800,000
Consideration payable	—	730,999
Deferred revenues	2,072,123	1,475,519
Convertible notes, current-related parties	950,000	950,000
Convertible notes, current	3,292,408	225,000
Total current liabilities	28,089,313	24,192,550

Long term liabilities:
Long term accounts payable and accrued expenses	261,624	744,953
Notes payable	763,276	1,016,924
Consideration payable	—	3,038,430
Operating lease liabilities	21,550,497	22,267,558
Convertible notes	7,315,775	5,758,778
Convertible notes related parties	—	—
Royalty obligations	1,700,000	3,100,000

Total long-term liabilities	31,591,172	35,926,643

Total liabilities	59,680,485	60,119,193
Stockholders’ Equity:
Common stock and additional paid-in-capital: $0 par value, 500,000,000 shares authorized; and 101,249,700 and 93,473,433 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	172,426,254	162,025,024
Accumulated deficit	(162,942,164)	(145,803,014)
Accumulated other comprehensive loss	—	—
Total stockholders’ equity	9,484,090	16,222,010

Total Liabilities and Stockholders’ Equity	$69,164,575	$76,341,203

SKYX Platforms Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the three-month ended June 30,		For the six-month ended June 30,
	2024	2023	2024	2023
Revenue	21,446,148	14,984,055	$40,423,969	$14,994,080
Cost of revenues	14,869,521	10,288,643	28,269,292	10,290,111
Gross profit loss	6,576,627	4,695,412	12,154,677	4,703,969

Selling and marketing expenses	6,271,708	5,544,230	12,798,524	6,844,089
General and administrative expenses	6,540,218	11,402,522	14,479,799	17,350,868
Total expenses, net	12,811,926	16,946,752	27,278,323	24,194,957

Loss from operations	(6,235,299)	(12,251,340)	(15,123,646)	(19,490,988)
Other income / (expense)
Interest expense, net	(1,227,650)	(1,218,732)	(2,015,504)	(1,939,353)
Gain on extinguishment of debt	—	1,201,857	—	1,201,857
Other income	—	—	—	—
Total other expense, net	(1,227,650)	(16,875)	(2,015,504)	(737,496)

Net loss	(7,462,949)	(12,268,215)	(17,139,150)	(20,228,484)
Other comprehensive loss:
Other comprehensive income (loss):	—	4,653	—	62,147
Net comprehensive loss attributed to common stockholders	$(7,462,949)	$(12,263,562)	$(17,139,150)	$(20,166,337)

Net loss per share - basic and diluted	$(0.08)	$(0.14)	$(0.18)	$(0.24)

Weighted average number of common shares outstanding – basic and diluted	99,445,289	86,621,015	97,261,721	84,843,914

SKYX Platforms Corp.

Consolidated Statements of Stockholders’ Equity

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023

Shares of Common stock
Balance, beginning of period	97,096,897	83,189,729	93,473,433	82,907,541
Common stock issued pursuant to offerings	801,706	2,984,308	3,535,067	2,984,308
Common stock issued pursuant to services	1,497,676	1,107,713	2,387,779	1,389,901
Common stock issued pursuant to conversion of preferred stock	—	880,400	—	880,400
Common stock issued pursuant to exercise of options and warrants	—	—	—	—
Common stock issued pursuant to acquisition	1,853,421	1,923,285	1,853,421	1,923,285
Common stock issued pursuant to antidilutive provisions	—	—	—	—
Common stock issued pursuant to extinguishment of debt	—	574,713	—	574,713
Balance, June 30	101,249,700	90,660,148	101,249,700	90,660,148

Common stock and paid-in capital
Balance, beginning of period	$168,975,808	$122,573,318	$162,025,024	$114,039,638
Common stock issued pursuant to stock offering	674,540	7,446,274	4,330,295	7,446,274
Common stock issued pursuant to services	2,775,906	7,674,832	6,070,935	10,638,534
Common stock issued pursuant to conversion of preferred stock	—	220,099	—	220,099
Common stock issued pursuant to exercise of options and warrants	—	—	—	—
Debt discount	—	—	—	5,569,978
Common stock issued pursuant to acquisition	—	7,327,716	—	7,327,716
Common stock issued pursuant to extinguishment of debt	—	2,040,231	—	2,040,231
Common stock issued pursuant to antidilutive provisions	—	—	—	—
Balance, June 30	$172,426,254	$147,282,469	$172,426,254	$147,282,469

Accumulated Deficit
Balance, beginning of period	$(155,479,215)	$(114,030,627)	$(145,803,014)	$(106,070,358)
Net loss	(7,462,949)	(12,268,215)	(17,139,150)	(20,228,484)
Non-controlling interest	—	—	—	—
Common stock issued pursuant to antidilutive provisions	—	—	—	—
Preferred dividends	—	—	—	—
Balance, end of period	$(162,942,164)	(126,298,842)	$(162,942,164)	(126,298,842)

Accumulated other comprehensive loss
Balance, beginning of period	—	(4,653)	—	(62,147)
Other comprehensive income	—	4,653	—	62,147
Balance, end of period	—	—	—	—

Total stockholders’ equity	$9,484,090	$20,983,627	$9,484,090	$20,983,627

SKYX Platforms Corp.

Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(17,139,150)	$(20,228,484)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,399,350	1,031,732
Amortization of debt discount	604,976	520,349
Gain on forgiveness of debt	—	(1,201,857)
Non-cash equity-based compensation expense	6,070,935	10,638,534
Change in operating assets and liabilities:
Inventory	(794,841)	(1,114,063)
Accounts receivable	364,662	40,551
Prepaid expenses and other assets	(592,920)	449,358
Deferred charges	(86,234)	186,900
Deferred revenues	596,604	(266,218)
Operating lease liabilities	(1,021,684)	(199,417)
Accretion operating lease liabilities	—	798,229
Other assets	—	—
Royalty obligation	(400,000)	—
Consideration payable	(750,000)	—
Accounts payable and accrued expenses	351,283	2,700,311

Net cash used in operating activities	(10,397,019)	(6,644,075)

Cash flows from investing activities:
Purchase of debt securities	—	(136,033)
Proceeds from disposition of debt securities	—	7,572,136
Acquisition, net of cash acquired	—	(4,206,200)
Purchase of property and equipment	(279,277)	—
Net cash used in investing activities	(279,277)	3,229,903

Cash flows from financing activities:
Proceeds from issuance of common stock- offerings	4,418,721	7,826,045
Placement cost	(88,426)	(379,772)
Proceeds from line of credit	—	2,000,000
Proceeds from issuance of convertible notes	—	10,350,000
Principal repayments of notes payable	(482,585)	(2,147,900)
Net cash provided by financing activities	3,847,710	17,648,373

(Decrease) increase in cash, cash equivalents and restricted cash	(6,828,586)	14,234,201
Cash, cash equivalents, and restricted cash at beginning of period	22,430,253	9,461,597
Cash, cash equivalents and restricted cash at end of period	$15,601,667	$23,695,798
Supplementary disclosure of non-cash financing activities:

Substitution of consideration payable to convertible notes	$3,117,408	$—
Substitution of royalty payable to convertible notes	1,000,000	—
Common stock issued pursuant to extinguishment of debt	—	2,040,231
Right-of-use assets and operating lease liabilities	662,698	—
Preferred stock conversion to common	—	220,099
Business acquisition:
Assets acquired excluding identifiable intangible assets and goodwill and cash	—	7,090,094
Liabilities assumed and consideration payable	—	19,439,856
Identifiable intangible assets and goodwill, net of cash outlay	—	19,677,478
Fair value of shares issued pursuant to acquisition	—	7,327,716
Debt discount	—	5,569,978

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments, and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in our financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure included below. Investors should not rely on any single financial measure to evaluate our business.

	For the three-months ended June 30,		For the six-months ended June 30
	2024	2023	2024	2023
Net loss	$(7,462,949)	$(12,268,215)	$(17,139,150)	$(20,228,484)
Share-based payments	2,775,906	7,674,832	6,070,935	10,638,534
Interest expense	1,227,650	1,218,732	2,015,504	1,939,353
Depreciation, amortization	1,338,779	534,359	2,399,350	1,031,732
Transaction costs	-	123,000	-	516,601
EBITDA, as adjusted	$(2,120,614)	$(2,717,292)	$(6,653,361)	$(6,102,264)